Exhibit 99.1

Warrior Met Coal to Begin Development of World-Class Blue Creek Hard Coking Coal Project

Transformational Growth Investment Will Reinforce Warrior’s
Position as the Premier U.S. Pure-Play Met Coal Producer
Planned Capacity of 4.3 Mstpa of Premium High Vol A Met Coal with First Quartile Cost Position

BROOKWOOD, AL - February 19, 2020 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) announced today that it is commencing development of its Blue Creek reserves into a new, world-class longwall mine located in Alabama near its existing mines. Once completed, this transformational growth investment will reinforce Warrior’s position as the premier U.S. pure-play producer of premium metallurgical (“met”) coal products that are sought by customers throughout the global steel industry. Met coal, unlike thermal coal, has unique physical properties and is used solely for the production of steel.

Based on the Company’s final feasibility studies, the projected net present value (NPV), at an assumed met coal price of $150 per metric ton, significantly increased over prior estimates primarily due to higher expected production volumes and lower estimated production costs. Based on current market pricing of approximately $150 per metric ton, the projected NPV is greater than $1 billion over the life of the mine with a projected after-tax internal rate of return (IRR) of nearly 30% and an expected payback of approximately two years from initial longwall production.

“We are extremely excited about our organic growth project that will transform Warrior and allow us to build upon our proven track record of creating value for stockholders. Blue Creek is truly a world-class asset and our commitment to this new initiative demonstrates our continued highly focused business strategy as a premium pure-play met coal producer,” said Walt Scheller, CEO of Warrior.

The Blue Creek development will be a single longwall mine and is expected to have the capacity to produce an average of 4.3 million short tons per annum of premium High-Vol A met coal over the first ten years of production. It is one of the last remaining large-scale untapped premium High Vol A met coal mines in the U.S.

Once fully developed, the Company expects Blue Creek to increase Warrior’s annual production capacity by 54% and expand its product portfolio to its global customers, offering three premium hard coking coals that are expected to achieve the highest premium met coal prices in the seaborne markets.

Warrior controls approximately 114 million short tons of recoverable reserves at Blue Creek and has the ability to acquire adjacent reserves that would increase total recoverable reserves at the mine to over 170 million short tons. Blue Creek is expected to have a mine life of approximately 50 years assuming a single longwall operation.

The Company’s third-party reserve report indicates that Blue Creek would produce a premium High Vol A metallurgical coal that is characterized by low-sulfur and high coke strength after reaction (“CSR”). High Vol A has traditionally priced at a discount to the Australian Premium and U.S. Low Vol coals; however, in the last eighteen months, it has been priced at or slightly above these coals. Warrior expects High Vol A coals will continue to become increasingly scarce as a result of Central Appalachian producers mining thinner and deeper reserves, which is expected to continue to support prices. Warrior believes this creates an opportunity for Blue Creek to take advantage of favorable pricing dynamics driven by the declining supply of premium High Vol A coals.

Blue Creek’s estimated production cost per short ton is expected to be in the first quartile of the U.S. and global seaborne hard coking coal cost curve and to be approximately 25 to 30% lower than Warrior’s existing mines today. The Company believes the combination of a low production cost and the high quality of the High Vol A product, at the expected price realizations, will generate some of the highest met coal margins in the U.S., generate strong investment returns and achieve a rapid payback across a range of met coal price environments.

Warrior expects to invest approximately $550 to $600 million over the next five years to develop Blue Creek with expected spending in 2020 of approximately $25 million to begin the project. Based on the current schedule, Warrior expects first development tons from continuous miner units to occur in the third quarter of 2023 with the longwall scheduled to start up in the second quarter of 2025. Warrior’s strong cash flow generation and current available liquidity, as well as the ability to finance $110 - $120 million of capital expenditures through equipment leases, allows the Company to be opportunistic as it evaluates funding options for Blue Creek.

“We believe Warrior will continue to generate robust free cash flows during the development of the project and we expect to fund the 2020 capital expenditure requirements of $25 million from internally generated cash flow and cash on hand,” said Dale W. Boyles, Chief Financial Officer. “We plan to be opportunistic in evaluating funding alternatives for Blue Creek, which we view as very manageable given our current liquidity position and ability to utilize existing free cash flow and equipment financing. We believe the Company’s strong balance and free cash flow generation provide us with significant flexibility in how we choose to finance Blue Creek longer-term.”

The Company has not changed its capital allocation policy as a result of its announced intention to develop Blue Creek. While the Company has paid some large special dividends in prior high met coal price environments, any future special dividends or stock repurchases from excess cash flows will be at the discretion of the board of directors and subject to consideration of a number of factors including business and market conditions, future financial performance and other strategic investment opportunities.

Concurrent with this release, Warrior has issued a slide presentation on the Blue Creek project that can be found on the investor section of www.warriormetcoal.com .

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2019 results and the Blue Creek project today, February 19, 2020, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET February 19, 2020 until 6:30 p.m. ET on February 28, 2020. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317- 0088 (international) and entering passcode 10137511.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low- cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly-efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek, AL, coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. For more information, please visit www.warriormetcoal.com .

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements and are based on current market conditions and are therefore subject to change, including demand for metallurgical coal, High-Vol A metallurgical coal or otherwise, and projected or expected results or returns from the development of Blue Creek, including expected production levels, expected cost position, expected mine life, projected internal rate of return, projected net present value and projected payback. Forward looking statements by their nature address matters that are, to different degrees, uncertain and depend upon important estimates and assumptions concerning our financial and operating results. No representations or warranties are made by us as to the accuracy of any such forward-looking statements. The inclusion of this information should not be regarded as an indication that we consider it to be necessarily predictive of actual future results. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the

Company’s mines or temporary or permanent suspension of the Blue Creek project; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; inaccuracies in the Company’s estimates of its met coal reserves; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations; the Company’s ability to comply with covenants in ABL Facility or indenture relating to its senior secured notes; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2019 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results from the development of Blue Creek to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
Jason Houston, 205-554-6228
jason.houston@warriormetcoal.com